Exhibit 4.2

E*TRADE Financial Corporation

and

The Bank of New York Mellon Trust Company, N.A.

5.375% Senior Notes due 2022

Second Supplemental Indenture

Dated as of November 17, 2014

to

Senior Indenture dated as of November 14, 2012

TABLE OF CONTENTS

		Page

ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.	Definitions	1
Section 1.02.	Conflicts with Base Indenture	2

ARTICLE 2
FORM OF NOTES

Section 2.01.	Form of Notes	3

ARTICLE 3
THE NOTES

Section 3.01.	Amount; Series; Terms	3
Section 3.02.	Denominations	3

ARTICLE 4
REDEMPTION OF SECURITIES

Section 4.01.	Redemption	3
Section 4.02.	Optional Redemption of the Notes	4
Section 4.03.	Method and Effect of Redemption	4

ARTICLE 5
AMENDMENTS

Section 5.01.	Amendments to the Base Indenture	6

ARTICLE 6
SUPPLEMENTAL INDENTURES

Section 6.01.	Supplemental Indentures	10

ARTICLE 7
MISCELLANEOUS

Section 7.01.	Sinking Funds	10
Section 7.02.	No Guarantees	10
Section 7.03.	Confirmation of Indenture	10
Section 7.04.	Counterparts	10
Section 7.05.	Governing Law	10
Section 7.06.	Waiver of Jury Trial	10
Section 7.07.	Trustee Disclaimer	10
Section 7.08.	Tax Matters with Respect to the Notes	10

Exhibit A	Form of Note	A-1

-i-

SECOND SUPPLEMENTAL INDENTURE, dated as of November 17, 2014 (this “Supplemental Indenture”), to the Indenture dated as of November 14, 2012 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Supplemental Indenture, the “Indenture”), by and between E*TRADE Financial Corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes (as defined herein):

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Notes designated as its 5.375% Senior Notes due 2022 (the “Notes”), on the terms set forth herein;

WHEREAS, Article IX of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose provided certain conditions are met;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done;

NOW, THEREFORE:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“Applicable Premium” means, as calculated by the Company with respect to any Note to be redeemed pursuant to Section 4.02(a), on the applicable Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the Base Redemption Price of such Note, plus (ii) all required interest payments due on such Note through November 15, 2017(excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Base Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Base Redemption Price” means $1,040.31 per $1,000 principal amount of a Note to be redeemed pursuant to Section 4.02(a).

“Company” has the meaning specified in the recitals of this Supplemental Indenture and the Base Indenture.

“Interest Payment Date” has the meaning set forth in Section 3.01(d).

“Issue Date” means, for all purposes under the Indenture, the date of this Supplemental Indenture.

“Notes” has, for all purposes under the Indenture, including, without limitation, the covenants set forth in the Base Indenture, the meaning set forth in the recitals of this Supplemental Indenture.

“Original Notes” has the meaning set forth in Section 3.01(b).

“Prospectus” means the prospectus dated May 14, 2012, as supplemented by the prospectus supplement dated November 12, 2014, prepared by the Company in connection with the offering of the Notes.

“Redemption Date,” when used with respect to any Note, means the date specified for redemption by the Company.

“Redemption Price” means, when used with respect to any Note to be redeemed, the applicable price at which it is to be redeemed pursuant to this Supplemental Indenture.

“Regular Record Date” has the meaning set forth in Section 3.01(d).

“Supplemental Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Treasury Rate” means, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days (but not more than five Business Days) prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to November 15, 2017; provided, however, that if the period from such Redemption Date to November 15, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to November 15, 2017 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Section 1.02. Conflicts with Base Indenture. In the event that any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Supplemental Indenture shall control.

ARTICLE 2

FORM OF NOTES

Section 2.01. Form of Notes. The Notes shall be substantially in the form of Exhibit A hereto which is hereby incorporated in and expressly made a part of this Supplemental Indenture.

ARTICLE 3

THE NOTES

Section 3.01. Amount; Series; Terms.

(a) There is hereby created and designated one series of Notes under the Base Indenture: the title of the Notes shall be “5.375% Senior Notes Due 2022.” The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of notes that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of notes specifically incorporates such changes, modifications and supplements.

(b) The aggregate principal amount of Notes that initially may be authenticated and delivered under this Supplemental Indenture as Original Notes within the meaning of the Base Indenture (the “Original Notes”) shall be limited to $540,000,000 subject to increase as set forth in Section 2.12 of the Base Indenture.

(c) The Stated Maturity of the Notes shall be November 15, 2022. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange, without service charge, at the office of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the office or agency of the Trustee in the Borough of Manhattan, The City of New York.

(d) The Notes shall bear interest at the rate of 5.375% per annum from November 17, 2014 or from the most recent date to which interest has been paid or duly provided for, as further provided in the forms of Note annexed hereto as Exhibit A. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months. The dates on which such interest shall be payable (each, an “Interest Payment Date”) shall be May 15 and November 15 of each year, beginning on May 15, 2015, and the “Regular Record Date” for any interest payable on each such Interest Payment Date shall be the immediately preceding May 1 and November 1, respectively.

(e) The Notes will be issued in the form of one or more Global Notes, deposited with the Trustee as custodian for the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee as provided in Section 2.03 of the Base Indenture.

Section 3.02. Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of $2,000 and any multiple of $1,000 in excess thereof.

ARTICLE 4

REDEMPTION OF SECURITIES

Section 4.01. Redemption. Pursuant to Sections 2.02 and 3.01 of the Base Indenture, the following redemption provisions in this Article 4 shall apply to the Notes.

Section 4.02. Optional Redemption of the Notes.

(a) At any time prior to November 15, 2017, the Company may redeem all or a part of the Notes, at a Redemption Price equal to 100% of the principal amount of such Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding the Redemption Date, subject to the rights of Holders of record of such Notes on the Regular Record Date to receive interest due on the Interest Payment Date pursuant to Section 4.03(e).

(b) Prior to November 15, 2017, the Company may, at a Redemption Price equal to 105.375% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding the Redemption Date, subject to the right of Holders of record of such Notes on the relevant Regular Record Date to receive interest due on the Interest Payment Date pursuant to Section 4.03(e), redeem up to 35% of the principal amount of the Notes with the Net Cash Proceeds of one or more sales of its Capital Stock (other than Disqualified Stock); provided that at least 65% of the Original Notes remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

(c) On and after November 15, 2017, the Company may redeem the Notes, in whole or in part at the prices (as calculated by the Company, and expressed as percentages of principal amount of such Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding the Redemption Date, subject to the right of Holders of record of such Notes on the Regular Record Date to receive interest due on the Interest Payment Date pursuant to Section 4.03(e), if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage

2017	104.031%
2018	102.688%
2019	101.344%
2020 and thereafter	100.000%

Section 4.03. Method and Effect of Redemption.

(a) If the Company elects to redeem the Notes, it must notify the Trustee of the Redemption Date and the principal amount of such Notes to be redeemed by delivering an Officers’ Certificate not less than 15 days nor more than 90 days before the Redemption Date. If fewer than all of the Notes are being redeemed, the Officers’ Certificate must also specify a record date not less than 15 days after the date of the notice of redemption is given to the Trustee, and the Notes shall be selected for redemption by lot or otherwise in accordance with the applicable procedures of the Depositary, in each case in denominations of $1,000 principal amount; provided that no Note in a principal amount of $2,000 shall be redeemed in part and no new Notes in a principal amount of $2,000 or less shall be issued in connection with any redemption in part. The Trustee will notify the Company promptly of the Notes or portions of Notes to be called for redemption. Notice of redemption must be sent by the Company or at the Company’s request, by the Trustee in the name and at the expense of the Company, to Holders whose Notes are to be redeemed at least 10 days but not more than 90 days before the applicable Redemption Date, except where DTC requires a longer period.

(b) The notice of redemption will identify the Notes (including the CUSIP numbers) to be redeemed and will include or state the following:

(i) the Redemption Date;

(ii) the Redemption Price, including the portion thereof representing any accrued interest;

(iii) the place or places where such Notes are to be surrendered for redemption;

(iv) Notes called for redemption must be so surrendered in order to collect the Redemption Price;

(v) on the Redemption Date, the Redemption Price will become due and payable on any Notes called for redemption, and interest on such Notes called for redemption will cease to accrue on and after the Redemption Date;

(vi) if any Note is redeemed in part, on and after the Redemption Date, upon surrender of such Note, new Notes equal in principal amount to the unredeemed portion will be issued; and

(vii) if any Note contains a CUSIP or CINS number, no representation is being made as to the correctness of the CUSIP or CINS number either as printed on such Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on such Notes.

(c) Once notice of redemption is sent to the Holders of Notes, such Notes called for redemption become due and payable at the Redemption Price on the relevant Redemption Date, and upon surrender of Notes called for redemption, the Company shall redeem such Notes at such Redemption Price. Commencing on the relevant Redemption Date, Notes redeemed will cease to accrue interest. Upon surrender of any Note redeemed in part, the Holder will receive new Notes, equal in principal amount to the unredeemed portion of the surrendered Note.

(d) Notice of any redemption of Notes described herein, whether in connection with a sale of the Company’s Capital Stock or otherwise, may be given prior to such redemption, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related sale of the Company’s Capital Stock. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date as stated in such notice, or by the Redemption Date as so delayed.

(e) If any Redemption Date for the Notes is after a Regular Record Date and on or prior to the next succeeding Interest Payment Date for such Notes, the holders of record of Notes shall receive such interest, and no such interest will be payable as part of the Redemption Price.

(f) In connection with any redemption hereunder pursuant to Section 4.02, the Company shall obtain the Treasury Rate, calculate the Applicable Premium and calculate the Redemption Price.

ARTICLE 5

AMENDMENTS

Section 5.01. Amendments to the Base Indenture. Pursuant to Section 2.02 of the Base Indenture and Section 3.01 hereof, the provisions in this Article 5 shall apply to the Notes and shall not apply to any other series of notes that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of notes specifically incorporates such provisions.

(a) The following definitions are added to Section 1.01 of the Base Indenture or, to the extent definitions of such terms exist already in such section, are amended and replaced in their entireties:

“2017/2019 Indenture” means the Senior Indenture dated as of November 14, 2012 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended by the First Supplemental Indenture dated as of November 14, 2012, and as further amended and supplemented from time to time.

“2017 Notes” means the 6% Senior Notes due 2017 issued pursuant to the 2017/2019 Indenture, to the extent outstanding on the Issue Date.

“2019 Notes” means the 6 3/8% Senior Notes due 2019 issued pursuant to the 2017/2019 Indenture, to the extent outstanding on the Issue Date.

“2019 Convertible Indenture” means the Indenture dated as of August 25, 2009 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended or supplemented from time to time.

“2019 Convertible Debentures” means the Class A Convertible Debentures due 2019 and the Class B Convertible Debentures due 2019, in each case issued pursuant to the 2019 Convertible Indenture, in each case to the extent outstanding on the Issue Date.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation of the type described under clause (4) of the definition of “Indebtedness,” calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; Indebtedness that is Guaranteed or secured by the Company, any of its Restricted Subsidiaries, or any of its Regulated Subsidiaries), and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company, its Restricted Subsidiaries and its Regulated Subsidiaries during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary or Regulated Subsidiary if the net income of such Restricted Subsidiary or Regulated Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) or (4) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary or Regulated Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) or (4) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the 2016 Notes, 2017 Notes, 2019 Convertible Debentures or 2019 Notes or the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, and (3) interest payments on trust preferred or similar securities issued by a Regulated Subsidiary to the extent the proceeds of the sale of such securities are invested in a Regulated Subsidiary.

“Credit Agreement” means the Revolving Credit Agreement, dated as of November 10, 2014 among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented, modified or amended and restated from time to time.

“Credit Facility” means a debt facility or other financing arrangement (including, without limitation, the Credit Agreement, commercial paper facilities or indentures) of, or Guaranteed by, the Company and used by the Company, its Restricted Subsidiaries or its Regulated Subsidiaries for working capital or other general corporate purposes, providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith together with the related documents, as such agreements may be amended (including any amendment and restatement), supplemented, replaced or otherwise modified from time to time (other than, for the avoidance of doubt, the 2016 Notes, 2017 Notes, 2019 Notes, 2019 Convertible Debentures or the Notes).

“Indentures” means this Indenture, the 2016 Indenture, the 2017/2019 Indenture and the 2019 Convertible Indenture.

(b) The definitions for “2015 Indenture”, “2015 Notes” and “2019 Indenture” are deleted from the Base Indenture.

(c) Clause (7) of the definition of “Adjusted Consolidated Net Income” in the Base Indenture is amended and restated and clauses (10) through (13) are added as follows:

“(7) all extraordinary, non-recurring or unusual gains and losses;”

“(10) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(11) any expenses, charges or losses of the Company and its Restricted Subsidiaries and Regulated Subsidiaries to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Company or such Restricted Subsidiary or Regulated Subsidiary has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction to be applied to Adjusted Consolidated Net Income in the applicable future period for any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period);

(12) any equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights; and

(13) any net after-tax effect of fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, incurrence or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any net after-tax effect of charges or non-recurring transaction costs incurred during such period as a result of any such transaction, in each case whether or not successful.”

(d) The definition of “Net Cash Proceeds” in the Base Indenture is amended by adding the following to the end of clause (2) thereof:

“and any distributions that are deemed for tax purposes to be made in connection with the payment requirements set forth under Section 4.10;”

(e) The definition of “Offer to Purchase” in the Base Indenture is amended by replacing the first instance of “mail” with “pay” and the second instance of “mail” with “deliver” in the paragraph immediately following clause (7) thereof.

(f) Sections 4.03(a)(1), (a)(4) and (a)(5) of the Base Indenture are amended and restated in their entireties as follows:

“(1) Indebtedness of the Company under any Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $300.0 million and (y) an amount equal to the Secured Indebtedness Cap on the date on which such Indebtedness is to be incurred;”

“(4) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes, 2019 Notes or 2019 Convertible Debentures tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease or discharge the Notes, 2019 Notes or 2019 Convertible Debentures as described under Section 8.01;

“(5) (x) Indebtedness under the 2016 Notes and the 2017 Notes, so long as the Indebtedness referred to in this Clause (5)(x) is repaid as set forth in “Use of Proceeds” in the Prospectus, (y) Indebtedness existing on the Issue Date (other than, subject to clause (x) above, the 2016 Notes and the 2017 Notes or any Indebtedness under the Credit Agreement but including the Notes (other than, for the avoidance of doubt, any Additional Notes)) and (z) Guarantees of Indebtedness of the Company or of any Restricted Subsidiary by any Restricted Subsidiary (provided the Guarantee of such Indebtedness is permitted by and made in accordance with Section 4.07);”.

(g) Section 4.03(c) of the Base Indenture is amended by replacing clause (x) thereof in its entirety as follows:

“(x) Indebtedness outstanding or Indebtedness permitted to be Incurred under any Credit Facility shall be treated as Incurred pursuant to clause (1) of the second paragraph of clause (a) of this Section 4.03,”.

(h) Clause (D)(2) of the first paragraph of Section 4.04 of the Base Indenture is amended and restated in its entirety as follows:

“(2) the aggregate Net Cash Proceeds received by the Company after the Issue Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock or Excluded Contributions) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by this Indenture of Indebtedness of the Company for cash subsequent to the Issue Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the applicable series of Notes), plus”

(i) Clause (D)(4) of the first paragraph of Section 4.04 of the Base Indenture is amended by replacing “$100 million” with “$125 million”.

(j) Sections 4.04(b)(3) and (b)(4) of the Base Indenture are amended by replacing each instance of “2016 Notes” therein with “2019 Convertible Debentures”.

(k) Section 4.04(b)(9) of the Base Indenture is amended and restated in its entirety as follows:

“(9) the repurchase of Capital Stock (other than Disqualified Stock) of the Company, or the declaration or payment of dividends on Capital Stock (other than Disqualified Stock) of the Company; provided that the aggregate amount of all such declarations, payments or repurchases pursuant to this clause (9) shall not exceed $125 million in any fiscal year; provided further that at the time of declaration of such dividend or at the time of such repurchase (x) no Default or Event of Default has occurred and is continuing, and (y) the Company is able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of Section 4.03;”

(l) Section 4.04(c) of the Base Indenture is amended by replacing “Common Stock” with “Capital Stock”.

(m) Section 4.05 of the Base Indenture is amended by replacing the second clause (1) thereof in its entirety as follows:

“(1) existing in any Credit Facility, this Indenture or any other indentures or agreements in effect on the Issue Date or not prohibited under Section 4.03, and any extensions, refinancings, renewals or replacements of such facilities, indentures or agreements; provided that the encumbrances and restrictions in any such facilities, indentures, agreements, extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those that are then in effect and that are being extended, refinanced, renewed or replaced or the encumbrances or restrictions contained in this Indenture;”

(n) Section 4.07 of the Base Indenture is amended by replacing “2019 Notes” with “2019 Convertible Debentures”.

(o) Section 4.08 of the Base Indenture is amended by replacing “consolidated group” in clause (4) thereof with “consolidated, unified or combined group”.

(p) Section 4.09 of the Base Indenture is amended by replacing clause (1) in its entirety as follows:

“(1) Liens existing on the Issue Date other than Liens securing any Credit Facility;”.

(q) Section 4.14 of the Base Indenture is amended by replacing the first sentence thereof in its entirety as follows:

“The Company will deliver to the Trustee and Holders within 30 days after the filing of the same with the Securities and Exchange Commission, quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act.”

(r) Section 8.02 of the Base Indenture is amended by replacing “Holders” in clause (3)(A) thereof with “beneficial owners”.

(s) Section 8.03 of the Base Indenture is amended by replacing “Holders” in clause (ii) thereof with “beneficial owners”.

ARTICLE 6

SUPPLEMENTAL INDENTURES

Section 6.01. Supplemental Indentures. The terms of this Supplemental Indenture may be modified as set forth in Article IX of the Base Indenture as provided in such Article IX.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Sinking Funds. The Notes shall not have the benefit of a sinking fund.

Section 7.02. No Guarantees. As of the Issue Date, the Notes will not be guaranteed by any Subsidiary of the Company or entitled to any Notes Guarantee pursuant to Section 4.07 or Article X of the Base Indenture.

Section 7.03. Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Base Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 7.04. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 7.05. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7.06. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 7.07. Trustee Disclaimer. The Trustee shall have no responsibility for the validity or sufficiency of this Supplemental Indenture or for the recitals contained herein.

Section 7.08. Tax Matters with Respect to the Notes. Solely with respect to the Notes, the Company hereby covenants with the Trustee that it will provide the Trustee with sufficient information so as to enable the Trustee to determine whether any payments to be made by it pursuant to the Indenture are withholdable payments as defined in section 1473(1) of the US Internal Revenue Code of 1986 (the Code) or otherwise defined in Sections 1471 through 1474 of the Code and an regulations or agreements thereunder or official interpretation thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement).

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Matthew J. Audette
	Name:	Matthew J. Audette
	Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
	Name:	Melonee Young
	Title:	Vice President

EXHIBIT A

FORM OF NOTE

[FACE OF NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

E*TRADE FINANCIAL CORPORATION

5.375% Senior Note Due 2022

No.	CUSIP No. 269246 BL7
$

E*TRADE Financial Corporation, a Delaware corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to CEDE & Co., or its registered assigns, the principal sum of                      DOLLARS ($        ) or such other amount as indicated on the Schedule of Exchange of Notes attached hereto on November 15, 2022.

Interest Rate:	5.375% per annum.

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2015.

Regular Record Dates:	May 1 and November 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date: November 17, 2014	E*TRADE FINANCIAL CORPORATION

By:
		Name:	Matthew J. Audette
		Title:	Chief Financial Officer

(Form of Trustee’s Certificate of Authentication)

This is one of the 5.375% Senior Notes Due 2022 described in the Indenture referred to in this Note.

Date: November 17, 2014

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[REVERSE SIDE OF NOTE]

E*TRADE FINANCIAL CORPORATION

5.375% Senior Note Due 2022

1.	Principal and Interest.

The Company promises to pay the principal of this Note on November 15, 2022.

The Company promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate of 5.375% per annum (subject to adjustment as provided below).

Interest will be payable semiannually (to the holders of record of the Notes at the close of business on May 1 or November 1 immediately preceding the interest payment date) on each interest payment date, commencing May 15, 2015.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note or the Note surrendered in exchange for this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid, from the Issue Date. Interest will be computed in the basis of a 360-day year of twelve 30-day months.

The Company will pay interest on overdue principal, premium, if any, and, to the extent lawful, interest at the interest rate borne by the Notes. Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Company will send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

2.	Indentures.

This is one of the Notes issued under an Indenture dated as of November 14, 2012 (as supplemented by the Second Supplemental Indenture thereto dated November 17, 2014 and as further amended from time to time, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are general unsecured obligations of the Company.

3.	Redemption and Repurchase; Discharge Prior to Redemption or Maturity.

This Note is subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. There is no sinking fund or mandatory redemption applicable to this Note.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

4.	Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $2,000 principal amount and any multiple of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5.	Defaults and Remedies.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

6.	Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency or make any change that in the good faith opinion of the Board of Directors does not materially and adversely affect the rights of any Holder.

7.	Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

8.	Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

9.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have all of this Note purchased by the Company pursuant to Section 4.10 or Section 4.11 of the Indenture, check the box: ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.10 or Section 4.11 of the Indenture, state the amount (in original principal amount) below:

$        .

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Global Note for Physical Notes or a part of another Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee